Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2020 Results

•Net sales of $16.2 billion
•Net earnings of $1.6 billion, or $5.79 per share
•Generated cash from operations of $2.2 billion
•Achieved record backlog of $150.3 billion
•Increases 2020 outlook for all financial metrics

BETHESDA, Md., July 21, 2020 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2020 net sales of $16.2 billion, compared to $14.4 billion in the second quarter of 2019. Net earnings in the second quarter of 2020 were $1.6 billion, or $5.79 per share, compared to $1.4 billion, or $5.00 per share, in the second quarter of 2019. Cash from operations in the second quarter of 2020 was $2.2 billion, compared to cash from operations of $1.7 billion in the second quarter of 2019.

“I’m pleased to see continued strong operational and financial results this quarter as we remain focused on performing with excellence for our customers while protecting the well-being of our employees and keeping our supply chain strong during this global pandemic,” said James Taiclet, Lockheed Martin president and CEO. “Our dedicated Lockheed Martin team, and strong portfolio, coupled with supportive governmental actions have positioned us to deliver vital national security solutions for our country and international partners, and long-term value for our shareholders.”

Second quarter 2020 net earnings include a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for an investment in a joint venture that the corporation has entered into an agreement to sell.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Six Months Ended
		June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
	Net sales	$16,220	$14,427	$31,871	$28,763

	Business segment operating profit[2]	$1,790	$1,554	$3,515	$3,269
	Unallocated items
	FAS/CAS operating adjustment	469	512	938	1,024
	Other, net[3,4]	(173)	(58)	(245)	(2)
	Total unallocated items	296	454	693	1,022
	Consolidated operating profit	$2,086	$2,008	$4,208	$4,291

	Net earnings[5]	$1,626	$1,420	$3,343	$3,124

	Diluted earnings per share	$5.79	$5.00	$11.87	$11.00

	Cash generated from operations[6]	$2,182	$1,668	$4,496	$3,331

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 28 for the second quarter of 2020 and June 30 for the second quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
3	In the second quarter and first six months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC) which the corporation entered into an agreement to sell in July 2020.
4	In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
5	Net earnings in the first six months of 2019 included a benefit of approximately $65 million ($0.23 per share) from the discrete recording of additional tax deductions related to 2018 in the first quarter of 2019, based on proposed tax regulations released on March 4, 2019, that clarified that foreign military sales qualify as foreign derived intangible income.
6
Cash generated from operations in the second quarter of 2020 reflects the receipt of approximately $930 million of net accelerated progress payments due to the U.S. Government's increase in the progress payment rate from 80 percent to 90 percent, the deferral of $400 million of federal estimated income tax payments from the second quarter to the third quarter of 2020 pursuant to IRS guidance, and the deferral of $160 million for the employer portion of payroll taxes to 2021 and 2022 pursuant to the CARES Act. The corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate $1.3 billion of payments to its suppliers in the second quarter of 2020.

2020 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Guidance[1]	April 2020 Outlook

	Net sales	$63,500 - $65,000	$62,250 - $64,000

	Business segment operating profit	$6,900 - $7,050	$6,800 - $6,950

	Net FAS/CAS pension adjustment[2]	~$2,090	~$2,090

	Diluted earnings per share	$23.75 - $24.05	$23.65 - $23.95

	Cash from operations	≥$8,000	≥$7,600

1	The corporation’s 2020 financial outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2020 and beyond remains uncertain.
2	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected 2020 U.S. Government cost accounting standards (CAS) pension cost of approximately $1,975 million and total expected financial accounting standards (FAS) pension income of approximately $115 million. CAS pension cost and the service cost component of FAS pension expense are included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income (expense). For additional detail on the corporation’s FAS/CAS pension adjustment, see the supplemental table included at the end of this news release.
COVID-19
The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government in March 2020 and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and quarantine restrictions, and created significant disruption of the financial markets. Lockheed Martin has taken measures to protect the health and safety of its employees, work with its customers and suppliers to minimize disruptions and support its community in addressing the challenges posed by this ongoing global pandemic. The pandemic has presented unprecedented business challenges, and the corporation has experienced impacts in each business area related to COVID-19, primarily in increased coronavirus-related costs, delays in supplier deliveries, impacts of travel restrictions, access to some locations, and the impacts of remote work and adjusted work schedules. Despite these challenges, the corporation and U.S. Government’s proactive efforts, especially with regard to the supply chain, helped to partially mitigate the disruptions caused by COVID-19 on the corporation's operations in the second quarter. In addition, favorable contract award timing and strong performance more than offset the impacts of COVID-19 on the corporation's financial results in the first half of 2020. Given the results year-to-date and expectations for the remainder of 2020, the corporation is updating its 2020 guidance for net sales, segment operating profit, earnings per share and cash from operations to reflect the recent performance across all four business areas. However, the ultimate impact of COVID-19 on the corporation’s financial outlook in 2020 and future periods remains uncertain. The corporation’s 2020 outlook assumes, among other things, that its production facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions and these do not worsen, and it is able to recover its costs under U.S. Government contracts and government funding priorities do not change. While these are the corporation’s current assumptions for its 2020 outlook, they could change because the future impact of COVID-19 on the corporation's operations and financial performance, including the corporation's ability to execute programs in the expected timeframe, remains uncertain and will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent and manage disease spread, all of which are uncertain and cannot be predicted.

Cash Activities

The corporation’s cash activities in the second quarter of 2020 included the following:

•paying cash dividends of $671 million, compared to $622 million in the second quarter of 2019;
•repurchasing 0.7 million shares for $259 million; compared to repurchasing 0.6 million shares for $219 million in the second quarter of 2019. In the second quarter of 2020 the corporation also received and retired an additional 0.4 million shares upon settlement of the accelerated share repurchase agreement entered into in the first quarter of 2020 for no additional consideration;
•making capital expenditures of $343 million, compared to $249 million in the second quarter of 2019;
•no net proceeds from or repayments of commercial paper, compared to making net repayments of $400 million in the second quarter of 2019.

In May 2020, the corporation received net proceeds of $1.13 billion from a $1.15 billion debt issuance of senior unsecured notes, consisting of $400 million aggregate principal amount of 1.85% Notes due 2030 and $750 million aggregate principal amount of 2.80% Notes due 2050. In June 2020, the corporation used the net proceeds from the May 2020 debt offering plus cash on hand to redeem $750 million of the outstanding $1.25 billion in aggregate principal amount of the 2.50% Notes due 2020, and $400 million of the outstanding $900 million in aggregate principal amount of the 3.35% Notes due 2021. As a result of these transactions, as of June 28, 2020, the corporation's debt balance remained unchanged.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales
Aeronautics	$6,503	$5,550	$12,872	$11,134
Missiles and Fire Control	2,801	2,411	5,420	4,761
Rotary and Mission Systems	4,039	3,768	7,785	7,530
Space	2,877	2,698	5,794	5,338
Total net sales	$16,220	$14,427	$31,871	$28,763

Operating profit
Aeronautics	$739	$592	$1,411	$1,177
Missiles and Fire Control	370	327	766	744
Rotary and Mission Systems	429	347	805	726
Space	252	288	533	622
Total business segment operating profit	1,790	1,554	3,515	3,269
Unallocated items
FAS/CAS operating adjustment	469	512	938	1,024
Other, net	(173)	(58)	(245)	(2)
Total unallocated items	296	454	693	1,022
Total consolidated operating profit	$2,086	$2,008	$4,208	$4,291

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension expense component is included in other non-operating expense on the corporation’s consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 27 percent of total segment operating profit for both second quarter of 2020 and second quarter of 2019.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$6,503	$5,550	$12,872	$11,134
Operating profit	$739	$592	$1,411	$1,177
Operating margin	11.4%	10.7%	11.0%	10.6%

Aeronautics’ net sales in the second quarter of 2020 increased $953 million, or 17 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $700 million for the F-35 program due to increased volume on production, development, and sustainment contracts; and about $125 million for higher volume on classified development contracts.

Aeronautics’ operating profit in the second quarter of 2020 increased $147 million, or 25 percent, compared to the same period in 2019. Operating profit increased approximately $130 million for the F-35 program due to higher volume and risk retirements on production, sustainment, and development contracts. Adjustments not related to volume, including net profit booking rate adjustments, were $75 million higher in the second quarter of 2020 compared to the same period in 2019.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$2,801	$2,411	$5,420	$4,761
Operating profit	$370	$327	$766	$744
Operating margin	13.2%	13.6%	14.1%	15.6%

MFC’s net sales in the second quarter of 2020 increased $390 million, or 16 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $295 million for integrated air and missile defense programs due to increased volume (primarily Patriot Advanced Capability-3 (PAC-3) and Terminal High Altitude Area Defense (THAAD)); and about $150 million for tactical and strike missile programs due to increased volume (primarily Guided Multiple Launch Rocket Systems (GMLRS) and High-Mobility Artillery Rocket Systems (HIMARS)). These increases were partially offset by a decrease of $25 million as a result of lower volume on energy programs due to the divestiture of the Distributed Energy Solutions business in November 2019.

MFC’s operating profit in the second quarter of 2020 increased $43 million, or 13 percent, compared to the same period in 2019. Operating profit increased approximately $30 million for integrated air and missile defense programs due to increased volume on international contracts (primarily PAC-3 and THAAD); about $20 million for tactical and strike missile programs due to higher risk retirements on classified programs; and about $10 million for energy programs due to higher risk retirements. These increases were partially offset by a decrease of $15 million for sensors and global sustainment programs due to lower risk retirements across the portfolio partially offset by net lower current period charges of $10 million for performance matters on an international military program. Adjustments not related to volume, including net profit booking rate adjustments, in the second quarter of 2020 were comparable to the same period in 2019.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$4,039	$3,768	$7,785	$7,530
Operating profit	$429	$347	$805	$726
Operating margin	10.6%	9.2%	10.3%	9.6%

RMS’ net sales in the second quarter of 2020 increased $271 million, or 7 percent, compared to the same period in 2019. Net sales increased approximately $240 million for Sikorsky helicopter programs due to higher volume primarily on Seahawk production programs and VH-92A production contracts.

RMS’ operating profit in the second quarter of 2020 increased $82 million, or 24 percent, compared to the same period in 2019. Operating profit increased approximately $80 million for training and logistics solutions (TLS) programs due to a $60 million charge for an army sustainment program in 2019 not repeated in 2020 and $45 million for Sikorsky helicopter programs due to higher volume and risk retirements on VH-92A production contracts. These increases were offset by a $25 million decrease for integrated warfare systems and sensors (IWSS) programs due to lower risk retirements (primarily Radar Surveillance Systems and Aegis) and a $15 million decrease for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower risk retirements (primarily undersea combat systems programs). Adjustments not related to volume, including net profit booking rate adjustments, were $35 million higher in the second quarter of 2020 compared to the same period in 2019.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$2,877	$2,698	$5,794	$5,338
Operating profit	$252	$288	$533	$622
Operating margin	8.8%	10.7%	9.2%	11.7%

Space’s net sales in the second quarter of 2020 increased $179 million, or 7 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $90 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR)); and about $85 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs).

Space’s operating profit in the second quarter of 2020 decreased $36 million, or 13 percent, compared to the same period in 2019. Operating profit decreased approximately $35 million for government satellite programs due to lower risk retirements (primarily Advanced Extremely High Frequency (AEHF)). Adjustments not related to volume, including net profit booking rate adjustments, were $45 million lower in the second quarter of 2020, compared to the same period in 2019.

Total equity earnings recognized by Space from equity method investments (primarily ULA) represented approximately $10 million, or 4 percent of Space’s operating profit in the second quarter of 2020, compared to approximately $15 million, or 5 percent in the second quarter of 2019.

Income Taxes

The corporation’s effective income tax rate was 17.1 percent in the second quarter of 2020, compared to 15.6 percent in the second quarter of 2019. The higher rate for the second quarter of 2020 is primarily due to a decrease in tax deductions for foreign derived intangible income. The rates for both periods benefited from the research and development tax credit, tax deductions for foreign derived intangible income, dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, and tax deductions for employee equity awards.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update[1]	2020 Financial Outlook[1]

	Business segment operating profit (non-GAAP)	$6,900 - $7,050	$6,800 - $6,950
	FAS/CAS operating adjustment[2]	~1,875	~1,875
	Other, net	~(390)	~(230)
	Consolidated operating profit (GAAP)	$8,385 - $8,535	$8,445 - $8,595

1	The corporation’s 2020 financial outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impact of COVID-19 on the corporation’s financial outlook for 2020 and beyond remains uncertain.
2	Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $215 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, July 21, 2020, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the corporation's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 110,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
David Weston, 301-897-6455; david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of the COVID-19 disease or future epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, program delays, our ability to recover our costs under contracts, changing government funding and acquisition priorities and payment policies and regulations; and potential impacts to the fair value of our assets;
•our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;
•budget uncertainty, affordability initiatives or the risk of future budget cuts;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;
•planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification and export license delays due to COVID-19);
•trade policies or sanctions (including potential Chinese sanctions on us or our suppliers, teammates or partners; Turkey’s removal from the F-35 program and potential U.S. Government sanctions on Turkey and the Kingdom of Saudi Arabia);
•our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets;
•the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries;
•our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•the impact of cyber or other security threats or other disruptions to our businesses;
•our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•our ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of our estimates and projections;
•timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•the successful operation of joint ventures that we do not control and our ability to recover our investments;
•realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;

•our efforts to increase the efficiency of our operations and improve the affordability of our products and services;
•the risk of an impairment of our assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of our insurance and indemnities;
•our ability to benefit fully from or adequately protect our intellectual property rights;
•the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting our industry, including federal rules prohibiting the use of certain Chinese telecommunications equipment, export of our products, cost allowability or recovery and potential changes to the U.S. Department of Defense’s (DoD) acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts; including a reversal or modification to the recent actions by DoD to increase the progress payment rate and accelerate cash to its prime and small suppliers in response to the COVID-19 impacts;
•the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
	Net sales	$16,220	$14,427	$31,871	$28,763
	Cost of sales	(14,007)	(12,434)	(27,567)	(24,582)
	Gross profit	2,213	1,993	4,304	4,181
	Other (expense) income, net[2,3]	(127)	15	(96)	110
	Operating profit	2,086	2,008	4,208	4,291
	Interest expense	(149)	(163)	(297)	(334)
	Other non-operating income (expense), net	25	(162)	81	(329)
	Earnings before income taxes	1,962	1,683	3,992	3,628
	Income tax expense[4]	(336)	(263)	(649)	(504)
	Net earnings	$1,626	$1,420	$3,343	$3,124
	Effective tax rate	17.1%	15.6%	16.3%	13.9%

	Earnings per common share
	Basic	$5.81	$5.03	$11.92	$11.07
	Diluted	$5.79	$5.00	$11.87	$11.00

	Weighted average shares outstanding
	Basic	279.8	282.2	280.5	282.3
	Diluted	280.8	283.9	281.7	284.1

	Common shares reported in stockholders’ equity at end of period			278	281

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 28 for the second quarter of 2020 and June 30 for the second quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	In the second quarter and first six months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC) which the corporation entered into an agreement to sell in July 2020.
3	In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
4	Net earnings in the first six months of 2019 included a benefit of approximately $65 million ($0.23 per share) from the discrete recording of additional tax deductions related to 2018 in the first quarter of 2019, based on proposed tax regulations released on March 4, 2019, that clarified that foreign military sales qualify as foreign derived intangible income.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 28, 2020	June 30, 2019	% Change	June 28, 2020	June 30, 2019	% Change
	Net sales
	Aeronautics	$6,503	$5,550	17%	$12,872	$11,134	16%
	Missiles and Fire Control	2,801	2,411	16%	5,420	4,761	14%
	Rotary and Mission Systems	4,039	3,768	7%	7,785	7,530	3%
	Space	2,877	2,698	7%	5,794	5,338	9%
	Total net sales	$16,220	$14,427	12%	$31,871	$28,763	11%

	Operating profit
	Aeronautics	$739	$592	25%	$1,411	$1,177	20%
	Missiles and Fire Control	370	327	13%	766	744	3%
	Rotary and Mission Systems	429	347	24%	805	726	11%
	Space	252	288	(13%)	533	622	(14%)
	Total business segment operating profit	1,790	1,554	15%	3,515	3,269	8%
	Unallocated items
	FAS/CAS operating adjustment	469	512		938	1,024
	Stock-based compensation	(73)	(67)		(115)	(104)
	Other, net[1,2]	(100)	9		(130)	102
	Total unallocated items	296	454	(35%)	693	1,022	(32%)
	Total consolidated operating profit	$2,086	$2,008	4%	$4,208	$4,291	(2%)

	Operating margin
	Aeronautics	11.4%	10.7%		11.0%	10.6%
	Missiles and Fire Control	13.2%	13.6%		14.1%	15.6%
	Rotary and Mission Systems	10.6%	9.2%		10.3%	9.6%
	Space	8.8%	10.7%		9.2%	11.7%
	Total business segment operating margin	11.0%	10.8%		11.0%	11.4%

	Total consolidated operating margin	12.9%	13.9%		13.2%	14.9%

1	In the first six months of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
2	In the second quarter and first six months of 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC) which the corporation entered into an agreement to sell in July 2020.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	June 28, 2020	Dec. 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,855	$1,514
Receivables, net	2,835	2,337
Contract assets	9,821	9,094
Inventories	3,521	3,619
Other current assets	538	531
Total current assets	19,570	17,095

Property, plant and equipment, net	6,663	6,591
Goodwill	10,579	10,604
Intangible assets, net	3,077	3,213
Deferred income taxes	3,127	3,319
Other noncurrent assets	6,587	6,706
Total assets	$49,603	$47,528

Liabilities and equity
Current liabilities
Accounts payable	$1,453	$1,281
Contract liabilities	7,481	7,054
Salaries, benefits and payroll taxes	2,488	2,466
Current maturities of long-term debt and commercial paper	500	1,250
Other current liabilities	2,966	1,921
Total current liabilities	14,888	13,972

Long-term debt, net	12,174	11,404
Accrued pension liabilities	12,921	13,234
Other noncurrent liabilities	5,834	5,747
Total liabilities	45,817	44,357

Stockholders’ equity
Common stock, $1 par value per share	278	280
Additional paid-in capital	—	—
Retained earnings	18,876	18,401
Accumulated other comprehensive loss	(15,403)	(15,554)
Total stockholders’ equity	3,751	3,127
Noncontrolling interests in subsidiary	35	44
Total equity	3,786	3,171
Total liabilities and equity	$49,603	$47,528

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 28, 2020	June 30, 2019
Operating activities
Net earnings	$3,343	$3,124
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	608	565
Stock-based compensation	115	104
Equity method investment impairment	128	—
Gain on property sale	—	(51)
Changes in assets and liabilities
Receivables, net	(498)	(102)
Contract assets	(727)	(916)
Inventories	98	(602)
Accounts payable	191	237
Contract liabilities	427	275
Postretirement benefit plans	(77)	552
Income taxes	473	112
Other, net	415	33
Net cash provided by operating activities	4,496	3,331

Investing activities
Capital expenditures	(636)	(533)
Other, net	4	25
Net cash used for investing activities	(632)	(508)

Financing activities
Dividends paid	(1,364)	(1,260)
Repurchases of common stock	(1,015)	(500)
Issuance of long-term debt, net of related costs	1,131	—
Repayments of current and long-term debt	(1,150)	—
Repayments of commercial paper, net	—	(600)
Other, net	(125)	(68)
Net cash used for financing activities	(2,523)	(2,428)

Net change in cash and cash equivalents	1,341	395
Cash and cash equivalents at beginning of period	1,514	772
Cash and cash equivalents at end of period	$2,855	$1,167

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2019	$280	$—	$18,401	$(15,554)	$3,127	$44	$3,171
	Net earnings	—	—	3,343	—	3,343	—	3,343
	Other comprehensive income, net of tax[1]	—	—	—	151	151	—	151
	Repurchases of common stock	(3)	(197)	(841)	—	(1,041)	—	(1,041)
	Dividends declared[2]	—	—	(2,027)	—	(2,027)	—	(2,027)
	Stock-based awards, ESOP activity and other	1	197	—	—	198	—	198
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(9)	(9)
	Balance at June 28, 2020	$278	$—	$18,876	$(15,403)	$3,751	$35	$3,786

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.40 per share declared for each of the first, second and third quarters of 2020. In the second quarter, the corporation declared the second and third quarter dividends. However, the third quarter dividend will be paid in Sept. 2020.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2020 Outlook	2019 Actual
	Total FAS expense and CAS costs
	FAS pension income (expense)[1]	$115	$(1,093)
	Less: CAS pension cost	1,975	2,565
	Net FAS/CAS pension adjustment	$2,090	$1,472

	Service and non-service cost reconciliation
	FAS pension service cost	$(100)	$(516)
	Less: CAS pension cost	1,975	2,565
	FAS/CAS operating adjustment	1,875	2,049
	Non-operating FAS pension income (cost)[2]	215	(577)
	Net FAS/CAS pension adjustment	$2,090	$1,472

1	The corporation projects FAS pension income in 2020, compared to FAS pension expense in 2019, as a result of completing the planned freeze of its salaried pension plans effective Jan. 1, 2020, that was previously announced on July 1, 2014. The corporation’s FAS pension expense is comprised of service cost, interest cost, expected return on plan assets, amortization of prior service credit, and amortization of actuarial losses. The service cost and amortization of actuarial losses components of FAS pension expense are significantly lower due to the freeze. As a result, the expected return on plan assets and amortization of prior service credit exceed all other FAS pension expense components in 2020. For additional information regarding the corporation’s FAS pension expense or income and CAS pension cost, see the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019.
2	The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income (expense) in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service income (cost) for its qualified defined benefit pension plans in the table above, along with non-service cost for its other postretirement benefit plans of $30 million, to total non-service credit of $185 million for 2020. The corporation recorded non-service cost for its other postretirement benefit plans of $116 million in 2019, in addition to its total non-service cost for its qualified defined benefit pension plans in the table above, for a total of $693 million in 2019.

Lockheed Martin Corporation
Other Financial and Operating Information (cont.)
(unaudited; in millions, except aircraft deliveries and weeks)

Backlog	June 28, 2020	December 31, 2019
Aeronautics	$56,202	$55,636
Missiles and Fire Control	31,061	25,796
Rotary and Mission Systems	37,185	34,296
Space	25,866	28,253
Total backlog	$150,314	$143,981

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
F-35	25	29	47	55
C-130J	5	8	8	13
Government helicopter programs	16	26	29	41
International military helicopter programs	2	1	4	3

Number of Weeks in Reporting Period	2020	2019
First quarter	13	13
Second quarter	13	13
Third quarter	13	13
Fourth quarter	13	13